IMPAC MORTGAGE HOLDINGS, INC.                                       EXHIBIT 99.1
(AMEX: IMH)

                                  NEWS RELEASE
         ____________________For Immediate Release____________________

Impac Mortgage Holdings, Inc. Reports a 243% increase in Net Earnings per Share of $0.48 for Fourth Quarter 2001 as compared to $0.14 per Share for Fourth Quarter 2000
--------------------------------------------------------------------------------
Monday, January 28, 2002

Newport Beach, California - Impac Mortgage Holdings, Inc. (AMEX: IMH - "IMH" or the "Company") a real estate investment trust ("REIT") that primarily invests in non-conforming Alt-A mortgages, reports fourth quarter net earnings of $15.0 million, or $0.48 per diluted share, as compared to $3.7 million, or $0.14 per diluted share, for the same period in 2000. Net earnings increased to $33.2 million, or $1.19 per diluted share, for 2001 as compared to a loss of $54.2 million, or $(2.70) per diluted share, for 2000. The Company also reports fourth quarter estimated taxable earnings of $15.6 million, or $0.50 per diluted share, and, on an annual basis, estimated taxable earnings of $46.4 million, or $1.66 per diluted share. Refer to the included financial statements for the calculation of estimated taxable earnings and a reconciliation of estimated taxable earnings to GAAP earnings.

As a result of higher than anticipated estimated taxable earnings during the fourth quarter of 2001, the Board of Directors declared a regular cash dividend of $0.37 per share and a special cash dividend of $0.07 per share. The regular and special dividend of $0.44 per share was paid on January 9, 2002 to stockholders of record on January 2, 2002. The special dividend was the result of a non-recurring recovery of previously charged-off assets that increased the Company's overall taxable income during the fourth quarter.

Joseph R. Tomkinson, Chairman and CEO of Impac Mortgage Holdings, Inc., commented, "I am pleased to report that 2001 has been an overwhelming success for the Company. The Company's profitability during this year reflects our continuing efforts to focus on building our core operating businesses and customer relationships. This year's strong performance of our core operating businesses allowed us to restructure and grow our balance sheet, resume the regular payment of cash dividends and access the capital markets to raise additional equity."

                                2001 Highlights
                                ---------------

     . Estimated taxable earnings of $46.4 million, or $1.66 per diluted share
     . Declared a regular cash dividend of $0.37 per share during the fourth quarter along with a special dividend of $0.07 per share for total dividends of $0.69 for 2001
     . The Company's stock price increased 188% to $8.50 at December 31, 2001 from $2.95 at December 31, 2000
     . Issued 5.0 million new shares of common stock
     . Increased total assets by 53% to an all-time high of $2.9 billion at
       December 31, 2001 compared to $1.9 billion at December 31, 2000
     . Acquired $1.5 billion of primarily adjustable-rate non-conforming Alt-A mortgages from the Mortgage Operations
     . Increased loan production by 52% to $3.2 billion during 2001 compared to
       $2.1 billion during 2000
     . Securitized $3.2 billion of mortgage loans
     . Converted $30.0 million of 10.5% preferred stock to common stock
     . Retired $7.7 million of 11% senior subordinated debt scheduled to mature on 2/15/2004
     . Increased allowance for loan losses to $11.7 million, or 43 basis points of loan receivables, compared to $5.1 million, or 28 basis points of loan receivables, at 12/31/2000
     . Increased average warehousing to non-affiliates by 53% to $205.5 million during 2001 and had $447.0 million in total approved warehouse lines as of December 31, 2001

Mr. Tomkinson, went on to say, "our operating results during the fourth quarter once again exceeded operating results of the prior quarter. We have now reported positive core operating earnings each quarter over the last three-year period. Since the end of last year, we have grown the balance sheet by $1.0 billion to an all-time high of $2.9 billion with high quality non-conforming Alt-A mortgage loan investments through the efficient use of our capital.

During 2001, all of our outstanding preferred stock converted to common stock, we retired our senior subordinated debt over two years before maturity, we completed a record number and dollar volume of mortgage securitizations, we resumed the regular payment of common stock dividends six months ahead of schedule, we sold 5.0 million new shares of common stock, we increased our loan loss allowance, we increased loan production by 52% over prior year and we ended the year with combined available liquidity of $37.9 million."

Fourth quarter core operating earnings increased to $9.4 million, or $0.30 per diluted share, as compared to core operating earnings of $3.7 million, or $0.14 per diluted share, for the fourth quarter of 2000. For 2001, core operating earnings were $38.6 million, or $1.38 per diluted share, as compared to core operating earnings of $15.7 million, or $0.57 per diluted share, for 2000. Core operating earnings exclude one-time, non-recurring items and the effect of fair value accounting for derivative instruments and hedging activities as required by Statement of Financial Accounting Standards No. 133 ("SFAS 133"). Core operating earnings were lower than GAAP earnings during the fourth quarter of 2001 as a result of positive SFAS 133 adjustments that were excluded from core operating earnings in addition to the exclusion of a $2.8 million tax-effected recovery of previously charged-off assets. Core operating earnings during the fourth quarter of 2001 were lower than core operating earnings during the prior quarter due to a $3.6 million increase in loan loss provisions to bolster the Company's allowance for loan losses. Refer to the included financial statements for the calculation of core operating earnings and a reconciliation of core operating earnings to GAAP earnings.

During the fourth quarter and 2001, net earnings were positively affected by an increase in net interest income and profitability at IFC. For the fourth quarter, net interest income at IMH increased by $7.9 million over the fourth quarter of last year. Net interest margins improved to 2.04% during the fourth quarter as compared to 1.18% during the fourth quarter of last year and 1.96% during the prior quarter. Total average mortgage assets during the fourth quarter increased to $2.6 billion as compared to an average of $1.9 billion during the fourth quarter of 2000. As a result of higher loan production and sales volume, net earnings at IFC increased to $3.1 million during the fourth quarter of 2001 as compared to a loss of $830,000 during the same quarter of last year. During 2001, net earnings were positively affected by a 94% increase in net interest income to $44.6 million as average outstanding Mortgage Assets increased 21% to $2.2 billion and net interest margins improved to 1.98%, or 75 basis points over 2000 operating results. In addition, net earnings at IFC increased by $12.8 million during 2001 as loan production increased 52% to $3.2 billion and sales volume increased 78% to $3.2 billion. The Company increased its allowance for loan losses by 129% to $11.7 million at December 31, 2001, or 43 basis points of loans receivable, from $5.1 million, or 28 basis points or loans receivable, at December 31, 2000.

        Long-Term Investment Operations Increases Mortgage Acquisitions by 248% during 2001 as compared to Last Year

Commenting on the Long-Term Investment Operations, Mr. Tomkinson said, "during the fourth quarter, we continued to acquire high credit quality, non-conforming Alt-A mortgage loans from our Mortgage Operations as we are committed to acquiring mortgages for future long-term investment with favorable credit profiles and with prepayment penalty features. Our non-conforming Alt-A mortgage products have historically had low annualized loss rates while prepayment penalty features have mitigated the effect of early payoffs." Non conforming Alt-A mortgage loans primarily consist of mortgage loans that are first lien mortgage loans made to borrowers whose credit is generally within typical Fannie Mae or Freddie Mac guidelines, but that have loan characteristics, such as lack of documentation or verifications, that make them ineligible under those guidelines.

Mr. Tomkinson further added, "because of the high credit profile of our non-conforming Alt-A mortgages, during 2001 we have been able to borrow a higher percentage against mortgage loans securing collateralized mortgage obligations ("CMOs") which we use as long-term financing for our mortgage investment portfolio. With this increased leverage, we have been able to grow our balance sheet by efficiently using our currently available capital. In regards to prepayments, we are pleased to see that prepayment rates declined during the fourth quarter as compared to the prior quarter, even as refinancing activity increased nationwide. Average constant prepayment rate ("CPR") on CMO collateral during the fourth quarter was 28% CPR as compared to 36% CPR during the prior quarter and 23% CPR during the fourth quarter of 2000. Prepayment penalty features and the specific loan characteristics of mortgages that we acquire from the Mortgage Operations serve to soften prepayment rates on our mortgage investment portfolio."

The Long-term Investment Operations acquired $1.5 billion of primarily adjustable-rate non-conforming Alt-A mortgages from the Mortgage Operations during 2001 as compared to $430.8 million acquired during 2000. Of the loans acquired by the Long-Term Investment Operations during 2001, $1.1 billion, or 74%, were hybrid loans, which are primarily fixed-rate for two to three years and subsequently convert to six-month LIBOR based ARMs, with a weighted average credit score of 679. As of December 31, 2001, 49% of CMO collateral had active prepayment penalties with a remaining weighted average prepayment penalty period of approximately 45 months as compared to 30% and approximately 27 months, respectively, as of December 31, 2000. As of December 31, 2001, outstanding CMO collateral was acquired with an original weighted average credit score of 669 and 63% were hybrid loans with a weighted average time to interest rate adjustment of approximately 15 months. The Company generally considers prime mortgage loans, or "A" credit quality loans, to have a credit score of 640 or better. As a comparison, Fannie Mae and Freddie Mac generally purchase loans with credit scores greater than 620.

Allowance for loan losses increased 129% to $11.7 million at December 31, 2001 as compared to $5.1 million at December 31, 2000. The allowance for loan losses expressed as a percentage of loans receivable, which includes CMO collateral, mortgage loans held-for-investment and finance receivables, was 0.43% at December 31, 2001 as compared to 0.28% at December 31, 2000. As of December 31, 2001, total non-performing assets were $69.5 million, or 2.43% of total assets, as compared to $46.0 million, or 2.42% of total assets, as of December 31, 2001. Mortgage loans that were 60 or more days delinquent, including foreclosures and delinquent bankruptcies, was 3.84% of the mortgage investment portfolio as of December 31, 2001 as compared to 4.89% as of December 31, 2000.

The Company makes a monthly provision for estimated loan losses on its long-term investment portfolio as an increase to allowance for loan losses. The provision for estimated loan losses is primarily based on a migration analysis based on historical loss statistics, including cumulative loss percentages and loss severity, of similar loans in the Company's long-term investment portfolio. The loss percentage is used to determine the estimated inherent losses in the investment portfolio. Provision for loan losses is also based on management's judgment of net loss potential, including specific allowances for known impaired loans, changes in the nature and volume of the portfolio, the value of the collateral and current economic conditions that may affect the borrowers' ability to pay.

     Warehouse Lending Operations Increases Average Finance Receivables to
          Non-affiliates by 53% during 2001 as compared to Last Year

Gretchen D. Verdugo, Executive Vice President of Impac Warehouse Lending Group, Inc., commented, "the complete re-tooling of our Warehouse Lending Operations during 2001 has allowed the Company to increase its quarterly average outstanding warehouse balances to non-affiliates by 67% during the fourth quarter of 2001 to $246.8 million as compared to $147.4 million last year. We maintain a streamlined operation through the efficient use of technology and warehouse lending professionals in order to grow our portfolio, while maintaining a good credit risk profile."

Average finance receivables to non-affiliates increased 53% to $205.5 million during 2001 as compared to $134.7 million during 2000. On December 31, 2001, the Warehouse Lending Operations had 57 approved warehouse lines available to non-affiliates customers totaling $447.0 million as compared to 52 and $391.5 million as of December 31, 2001, respectively.

     Mortgage Operations Increases Net Earnings by $12.8 million and Loan
            Production by 52% during 2001 as compared to Last Year

Commenting on the operating results of the Mortgage Operations, William S. Ashmore, President and Chief Operating Officer, said, "2001 was an absolute banner year for our Mortgage Operations. We are especially pleased with the continued reduction in our per loan acquisition and origination costs which spotlights the efficiency of our centralized production platform and technology initiatives. During this year, our wholesale and retail originations were 25% of overall loan production as compared to 13% last year which reduced the overall weighted average premium we paid for mortgage loans and subsequently increased profitability upon sale."

During 2001, net earnings reported by Impac Funding Corporation increased to $11.0 million as compared to a loss of $1.8 million during 2000 primarily as gain on sale of loans increased to $46.9 million as compared to gain on sale of $19.7 million, respectively. Gain on sale of loans increased as IFC sold or securitized $3.2 billion of mortgage loans during 2001 as compared to $1.8 billion during 2000.

Mr. Ashmore commented, "the Mortgage Operations were able to sell a higher volume of mortgages during 2001 as loan production increased by 52% over prior year. Gain on sale of loans reflected higher profitability upon execution of our fixed-rate securitizations and also included the sale of servicing rights upon the execution of both our fixed- and adjustable-rate securitizations. Although, the Mortgage Operations retained all master servicing rights on loans acquired or originated during 2001, the sale of servicing rights created additional liquidity, which the Mortgage Operations was able to deploy in its operations."

Loan production, including premiums paid, by the Mortgage Operations for the fourth quarter and 2001 increased 49% and 52%, respectively, to $991.8 million and $3.2 billion, respectively, as compared to $666.8 million and $2.1 billion, respectively, during 2000. For the year, correspondent loan acquisitions were $2.4 billion, wholesale and retail originations were $683.1 million and Novelle Financial Services originations were $88.6 million as compared to $1.7 billion, $276.3 million and none, respectively, during 2000. Loan production was driven by low interest rates, niche loan programs offered to correspondent and wholesale customers and IDASL, the Company's web-based automated underwriting system, which has substantially enhanced the origination process. IDASL stands for Impac Direct Access System for Lending and can be viewed at the Company's new and improved website at www.impaccompanies.com.
                            -----------------------

                               Effect of SFAS 133

Net earnings during the fourth quarter were positively impacted by SFAS 133, "Accounting for Derivative Instruments and Hedging Activities." On August 10, 2001, the Derivatives Implementation Group ("DIG") of the Financial Accounting Standards Board published DIG G20, which further interpreted SFAS 133. On October 1, 2001, the Company adopted the provisions of DIG G20 and, henceforth, the measurement of effectiveness of the Company's cash flow hedges is based on changes in the entire change in fair value of the hedging instrument. On October 1, 2001, net income and accumulated other comprehensive income were adjusted by the amount needed to reflect the cumulative impact of adopting the provisions of DIG G20. The impact of the $3.7 million increase in earnings is reflected in the statement of operations as cumulative effect of change in accounting principle.

For additional information, questions or comments call or write to the Company's Investor Relations group and ask for Tania Jernigan at (949) 475-3600 or email Ms. Jernigan at tjernigan@impaccompanies.com. The Company has announced a
                ----------------------------
conference call and live web cast on Tuesday, January 29, 2002 at 8:30 a.m. Pacific standard time (11:30 a.m. Eastern standard time). Mr. Tomkinson will discuss the results of the Company's fourth quarter operations and provide a general update on the Company followed by a question and answer session. The conference call will be limited for discussion to certain buyside and sellside analysts and will be open for listen only to all interested parties. If you would like to participate, you may access the web cast via our web site at http://www.impaccompanies.com/IMH/IMH_Main.asp or by using the dial in number,
(800) 350-9149. To participate in the call, dial in fifteen minutes prior to the scheduled start time. The conference call will be archived on Impac Mortgage Holdings, Inc.'s web site at www.impaccompanies.com, by linking to Impac
                             ----------------------
Mortgage Holdings, Inc./Audio Archives. You can subscribe to receive instant notification of Impac Mortgage Holdings, Inc.'s conference, news and monthly-unaudited fact sheet, which will be available on Wednesday, January 30, 2002, by using our email alert feature located at the Company's web site at

www.impaccompanies.com under Impac Mortgage Holdings, Inc./Investor
----------------------
Relations/Email Alerts.

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, which can be identified by the use of forward-looking terminology such as "may", "will", "intend", "expect", "anticipate", "estimate" or "continue" or the negatives thereof or other comparable terminology. The Company's actual results could differ materially from those anticipated in such forward-looking statements as a result of certain factors, including but not limited to, changes in the origination and resale pricing of mortgage loans, changes in management's estimates and expectations, general financial markets and economic conditions and other factors described in this press release and under "Business risk factors" in our Annual Report on Form 10-K and Form 10-K/A. The financial information presented in this release pertaining to actual results should not be taken to predict future earnings, as the Company may not experience similar earnings in future periods.

                                                   IMPAC MORTGAGE HOLDINGS, INC.
                                             (in thousands, except per share amounts)
                                                            (unaudited)

Balance Sheets:                                                           December 31,        December 31,
                                                                              2001               2000
                                                                          ------------        ------------
Cash and cash equivalents                                                   $   51,887          $   17,944
Investment securities available-for-sale                                        32,989              36,921
Loans receivable:
     CMO collateral                                                          2,229,168           1,372,996
     Finance receivables                                                       466,649             405,438
     Mortgage loans held-for-investment                                         20,078              16,720
     Allowance for loan losses                                                 (11,692)             (5,090)
                                                                            ----------          ----------
         Net Loan Receivables                                                2,704,203           1,790,064
Investment in Impac Funding Corporation                                         19,126              15,762
REO properties                                                                   8,137               4,669
Due from affiliates                                                             14,500              14,500
Other assets                                                                    23,892              18,978
                                                                            ----------          ----------
     Total Assets                                                           $2,854,734          $1,898,838
                                                                            ==========          ==========

CMO borrowings                                                              $2,151,400          $1,291,284
Reverse repurchase agreements                                                  469,491             398,653
Borrowings secured by investment securities available-for-sale                  12,997              21,124
11% senior subordinated debt                                                         -               6,979
Other liabilities                                                               17,481               2,358
Stockholders' equity                                                           203,365             178,440
                                                                            ----------          ----------
     Total Liabilities and Stockholders' Equity                             $2,854,734          $1,898,838
                                                                            ==========          ==========


Statements of Operations:                                                    For the Three Months Ended,
                                                                                     December 31,
                                                                            ------------------------------
                                                                                2001                2000
                                                                            ----------          ----------
Interest income                                                                $40,582             $40,437
Interest expense                                                                26,809              34,584
                                                                               -------             -------
   Net interest income                                                          13,773               5,853
Provision for loan losses                                                        6,254               1,104
                                                                               -------             -------
   Net interest income (expense) after provision
      for loan losses                                                            7,519               4,749
                                                                               -------             -------
Equity in net earnings (loss) of Impac Funding Corporation                       3,055                (825)
Other non-interest income                                                        3,048               2,139
                                                                               -------             -------
     Total non-interest income                                                   6,103               1,314
                                                                               -------             -------
Professional services                                                            1,019                 907
General and administrative and other expense                                       413               1,160
Personnel expense                                                                  345                 183
Write-down on investment securities available-for-sale                             269                   -
Mark-to-market loss - SFAS 133                                                     107                   -
(Gain) loss on disposition of real estate owned                                   (347)                137
                                                                               -------             -------
     Total non-interest expense                                                  1,806               2,387
                                                                               -------             -------

   Earnings (loss) before taxes, extraordinary item and
      cumulative effect of change in accounting principle                       11,816               3,676

Cumulative effect of change in accounting principle                              3,696                   -
Alternative minimum tax                                                           (550)                  -
Extraordinary item - loss on debt extinguishment                                     -                   -
                                                                               -------             -------
   Net earnings (loss)                                                          14,962               3,676
Less: Cash dividends on 10.5% cumulative
   convertible preferred stock                                                       -                (788)
                                                                               -------             -------
Net earnings (loss) available to common stockholders                           $14,962             $ 2,888
                                                                               =======             =======

Net earnings (loss) per share before extraordinary item and
cumulative effect of change in accounting principle:
     Basic                                                                     $  0.37             $  0.14
     Diluted                                                                   $  0.37             $  0.14

Net earnings (loss) per share:
     Basic                                                                     $  0.49             $  0.14
     Diluted                                                                   $  0.48             $  0.14

Dividends declared per common share                                            $  0.44             $     -
Weighted average shares outstanding:
     Basic                                                                      30,512              20,877
     Diluted                                                                    30,862              27,233

Common shares outstanding                                                       32,002              20,410


Statements of Operations:                                                          For the Year Ended,
                                                                                      December 31,
                                                                            -----------------------------
                                                                               2001               2000
                                                                            ----------         ----------
Interest income                                                               $156,615           $147,079
Interest expense                                                               112,012            124,096
                                                                              --------           --------
   Net interest income                                                          44,603             22,983
Provision for loan losses                                                       16,813             18,839
                                                                              --------           --------
   Net interest income (expense) after provision
      for loan losses                                                           27,790              4,144
                                                                              --------           --------
Equity in net earnings (loss) of Impac Funding Corporation                      10,912             (1,762)
Other non-interest income                                                        6,467              4,275
                                                                              --------           --------
     Total non-interest income                                                  17,379              2,513
                                                                              --------           --------
Professional services                                                            2,747              2,604
General and administrative and other expense                                     1,753              2,230
Personnel expense                                                                1,211                666
Write-down on investment securities available-for-sale                           2,217             53,576
Mark-to-market loss - SFAS 133                                                   3,821                  -
(Gain) loss on disposition of real estate owned                                 (1,931)             1,814
                                                                              --------           --------
     Total non-interest expense                                                  9,818             60,890
                                                                              --------           --------

   Earnings (loss) before taxes, extraordinary item and
      cumulative effect of change in accounting principle                       35,351            (54,233)

Cumulative effect of change in accounting principle                               (617)                 -
Alternative minimum tax                                                           (550)                 -
Extraordinary item - loss on debt extinguishment                                (1,006)                 -
                                                                              --------           --------
   Net earnings (loss)                                                          33,178            (54,233)
Less: Cash dividends on 10.5% cumulative
   convertible preferred stock                                                  (1,575)            (3,150)
                                                                              --------           --------
Net earnings (loss) available to common stockholders                          $ 31,603           $(57,383)
                                                                              ========           ========

Net earnings (loss) per share before extraordinary item and
cumulative effect of change in accounting principle:
     Basic                                                                    $   1.41           $  (2.70)
     Diluted                                                                  $   1.25           $  (2.70)

Net earnings (loss) per share:
     Basic                                                                    $   1.34           $  (2.70)
     Diluted                                                                  $   1.19           $  (2.70)

Dividends declared per common share                                           $   0.69           $   0.36
Weighted average shares outstanding:
     Basic                                                                      23,510             21,270
     Diluted                                                                    27,952             21,270

Common shares outstanding                                                       32,002             20,410

                         IMPAC MORTGAGE HOLDINGS, INC.
                   (in thousands, except per share amounts)
                                  (unaudited)


                                     Reconciliation of Net Earnings to Core Operating Earnings
                                     ---------------------------------------------------------

                                                                     For the Three Months Ended,           For the Year Ended,
                                                                            December 31,                      December 31,
                                                                     ---------------------------          ----------------------
                                                                       2001              2000               2001         2000
                                                                     ---------         ---------          ---------    ---------
Net earnings (loss)                                                   $14,962           $ 3,676            $33,178     $(54,233)
Adjustments to net earnings (loss):
   Mark-to-market loss - SFAS 133                                         107                 -              3,821            -
   Write-down on investment securities available-for-sale                 269                 -              2,217       53,576
   Cumulative effect of change in accounting principle                 (3,696)                -                617            -
   Alternative minimum tax                                                550                 -                550            -
   Extraordinary item                                                       -                 -              1,006            -
   Excess loan loss provisions to allow for write-down
      of non-performing mortgage loans                                      -                 -                  -       14,499
   Tax-effected write-down of investment securities available-
      for-sale owned by IFC and write-off of bank related
      start-up costs incurred by IFC                                        -                 -                  -        1,836
   Tax-effected recovery of previously charged-off
      assets at IFC                                                      (668)                -               (668)           -
   Recovery of previously charged-off assets                           (2,145)                -             (2,145)           -
                                                                      -------           -------            -------     --------
Core operating earnings                                               $ 9,379           $ 3,676            $38,576     $ 15,678
                                                                      =======           =======            =======     ========
Core operating earnings per diluted share                             $  0.30           $  0.14            $  1.38     $   0.57
                                                                      =======           =======            =======     ========
Diluted weighted average shares outstanding used for
   calculation of core operating earnings per share                    30,862            27,233             27,952       27,626

                                 Reconciliation of Net Earnings to Estimated Taxable Earnings (1)
                                 ----------------------------------------------------------------

                                                                     For the Three Months Ended,           For the Year Ended,
                                                                            December 31,                      December 31,
                                                                     ---------------------------          ----------------------
                                                                       2001              2000               2001         2000
                                                                     ---------         ---------          ---------    ---------
Net earnings (loss)                                                   $14,962           $ 3,676            $ 33,178    $(54,233)
Adjustments to net earnings (loss):
   Mark-to-market loss - SFAS 133                                         107                 -               3,821           -
   Write-down on investment securities available-for-sale                 269                 -               2,217      18,866
   Cumulative effect of change in accounting principle                 (3,696)                -                 617           -
   Alternative minimum tax                                                550                 -                 550           -
   Loan loss provision                                                  6,254             1,104              16,813      18,839
   Dividends from IFC                                                   2,475                 -               8,894           -
   Cash received from previously charged-off assets                       526                 -               1,773           -
   Tax deduction for actual loan losses                                (2,504)           (4,870)            (10,211)    (17,778)
   Gain on sale of investment securities available-for-sale              (312)                -                (312)          -
   Equity in net (earnings) loss of IFC                                (3,055)              825             (10,912)      1,762
   Other miscellaneous adjustments                                          -              (130)                  -        (520)
                                                                      -------           -------            --------    --------
Estimated taxable earnings                                            $15,576           $   605            $ 46,428    $(33,064)
                                                                      =======           =======            ========    ========
Estimated taxable earnings per diluted share                          $  0.50           $  0.02            $   1.66    $  (1.20)
                                                                      =======           =======            ========    ========
Diluted weighted average shares outstanding used for
   calculation of taxable earnings per share                           30,862            27,233              27,952      27,626

(1) Reflects calculation of estimated taxable earnings generated by the Company during periods shown. Excludes quarterly and annual tax deductions of $2.7 million and $10.8 million, respectively, for amortization of the termination of its management agreement in 1997, the deduction for dividends paid and the availability of a deduction attributable to a net operating loss carryforward. After 2001, the Company will have completely deducted amortization of its management agreement from taxable income.

                         IMPAC MORTGAGE HOLDINGS, INC.
                               ($ in thousands)
                                  (unaudited)

      Yield Analysis of Mortgage Assets and Borrowings on Mortgage Assets
      -------------------------------------------------------------------

                                                                   For the Three Months Ended,        For the Three Months Ended,
                                                                        December 31, 2001                  December 31, 2000
                                                                   --------------------------           -------------------------
                                                                      Avg Bal          Yield              Avg Bal         Yield
                                                                   ------------      --------           -----------     ---------
Investment securities available-for-sale                             $   34,253        6.07%            $   39,273      12.52%
CMO collateral                                                        1,911,579        6.44%             1,201,151       7.58%
Mortgage loans held-for-investment                                       85,055        5.05%               185,236       7.45%
Finance receivables                                                     535,401        5.54%               482,932      10.26%
                                                                     ----------                         ----------
   Total Mortgage Assets                                              2,566,288        6.20%             1,908,592       8.35%
                                                                     ----------                         ----------

CMO borrowings                                                        1,844,523        4.51%             1,111,232       7.47%
Reverse repurchase agreements                                           588,272        3.62%               649,449       7.82%
Borrowings secured by investment securities                              14,172       17.16%                22,611      13.44%
                                                                     ----------                         ----------
   Total Borrowings on Mortgage Assets                               $2,446,967        4.37%            $1,783,292       7.67%
                                                                     ==========                         ==========
Net Interest Spread on Mortgage Assets                                                 1.83%                             0.68%
Net Interest Margin on Mortgage Assets                                                 2.04%                             1.18%

                                                                       For the Year Ended,                For the Year Ended,
                                                                        December 31, 2001                  December 31, 2000
                                                                    ------------------------           ------------------------
                                                                      Avg Bal         Yield              Avg Bal         Yield
                                                                    -----------      --------          ----------       -------
Investment securities available-for-sale                             $   34,199       10.28%           $   60,522        12.43%
CMO collateral                                                        1,519,702        7.13%            1,198,478         7.17%
Mortgage loans held-for-investment                                      137,130        5.97%              119,326         7.51%
Finance receivables                                                     474,192        7.15%              418,811        10.11%
                                                                     ----------                        ----------
   Total Mortgage Assets                                              2,165,223        7.11%            1,797,137         8.05%
                                                                     ----------                        ----------

CMO borrowings                                                        1,444,033        5.39%            1,100,151         7.30%
Reverse repurchase agreements                                           580,605        5.31%              513,987         7.63%
Borrowings secured by investment securities                              17,199       14.92%               26,350        12.21%
                                                                     ----------                        ----------
   Total Borrowings on Mortgage Assets                               $2,041,837        5.45%           $1,640,488         7.48%
                                                                     ==========                        ==========
Net Interest Spread on Mortgage Assets                                                 1.66%                              0.57%
Net Interest Margin on Mortgage Assets                                                 1.98%                              1.23%

                             Other Financial Data
                             --------------------

                                                                        For the Quarter Ended,              For the Year Ended,
                                                                              December 31,                      December 31,
                                                                     -----------------------------      ---------------------------
                                                                        2001              2000             2001             2000
                                                                     -----------       -----------      -----------      ----------
Diluted book value per share                                         $     6.35        $     6.67       $     6.35       $     6.67
Return on average assets (1)                                               1.40%             0.75%            1.72%            0.85%
Return on average equity (1)                                              18.08%             8.23%           20.24%            7.82%
Assets to equity ratio                                                  14.05:1           10.64:1          14.05:1          10.64:1
Debt to equity ratio                                                    12.95:1            9.59:1          12.95:1           9.59:1
Allowance for loan losses to total loans receivable                        0.43%             0.28%            0.43%            0.28%
Mortgage loan acquisitions                                           $  578,549        $  147,422       $1,486,343       $  450,712
Prepayment penalties as a % of CMO collateral                                49%               30%              49%              30%
CPR on CMO collateral                                                        28%               23%              34%              25%
Total non-performing assets (2)                                      $   69,527        $   46,046       $   69,527       $   46,046
Total non-performing loans to total assets                                 2.43%             2.42%            2.43%            2.42%
Total mortgages 60+ days delinquent (3)                              $   82,700        $   64,208       $   82,700       $   64,208
Delinquency rate of mortgages in the investment portfolio                  3.84%             4.89%            3.84%            4.89%
Annualized loss rate on CMO collateral (4)                             N/A               N/A                  0.26%            1.00%
Loss severity (5)                                                      N/A               N/A                 24.25%           55.38%
Master servicing portfolio                                           $5,568,740        $4,042,859       $5,568,740       $4,042,859
Total mortgages 60+ days delinquent in the master
   servicing portfolio (3)                                                 5.38%             4.24%            5.38%            4.24%

(1) Based on core operating earnings.
(2) Non-performing assets include mortgages in the investment portfolio that are 90+ days delinquent plus other real estate owned.
(3) Includes foreclosures and delinquent bankruptcies.
(4) Loss rate on CMO collateral over the last twelve months.
(5) Percentage of principal loss upon disposition of mortgage loans over last twelve months.

                           IMPAC FUNDING CORPORATION
                                (in thousands)
                                  (unaudited)


Balance Sheets:                                              December 31,        December 31,
---------------                                                  2001                2000
                                                            -------------       -------------
Cash                                                        $   28,612          $    8,281
Securities available-for-sale                                    3,394                 266
Mortgage loans held-for-sale                                   174,172             275,570
Mortgage servicing rights                                        8,468              10,938
Premises and equipment, net                                      5,333               5,037
Other assets                                                    19,823              17,071
                                                            ----------          ----------
     Total Assets                                           $  239,802          $  317,163
                                                            ==========          ==========
Warehouse facilities                                        $  174,136          $  266,994
Due to affiliates                                               14,500              14,500
Deferred revenue                                                 4,479               5,026
Other liabilities                                               27,367              14,722
Shareholders' equity                                            19,320              15,921
                                                            ----------          ----------
     Total Liabilities and Shareholders' Equity             $  239,802          $  317,163
                                                            ==========          ==========

Statements of Operations:                                     For the Three Months Ended,                   For the Year Ended,
-------------------------                                             December 31,                             December 31,
                                                            ------------------------------         -----------------------------
                                                               2001                2000               2001               2000
                                                            ----------          ----------         ----------         ----------
Interest income                                             $    5,861          $    8,533         $   24,175         $   28,649
Interest expense                                                 4,263               8,993             20,865             30,056
                                                            ----------          ----------         ----------         ----------
   Net interest income (expense)                                 1,598                (460)             3,310             (1,407)

Gain on sale of loans                                           14,003               6,564             46,949             19,727
Loan servicing income                                             (168)              1,428              2,140              6,286
Other non-interest income                                        4,684                 510              5,005              1,105
                                                            ----------          ----------         ----------         ----------
     Total non-interest income                                  18,519               8,502             54,094             27,118
                                                            ----------          ----------         ----------         ----------
Personnel expense                                                5,783               2,815             16,559              9,766
General and administrative and other expense                     3,852               2,913             12,352              9,868
Amortization and impairment of mortgage servicing rights         1,587               1,428              5,344              5,179
Write-down on securities available-for-sale                          -                   -                  -              1,537
Mark-to-market gain - SFAS 133                                     391                   -                346                  -
Provision for repurchases and loan losses                        2,983                 295              3,498                371
                                                            ----------          ----------         ----------         ----------
     Total non-interest expense                                 14,596               7,451             38,099             26,721
                                                            ----------          ----------         ----------         ----------
    Earnings before income taxes and
      cumulative effect of change in accounting principle        5,521                 591             19,305             (1,010)
Income taxes                                                     2,435               1,421              8,300                770
                                                            ----------          ----------         ----------         ----------
    Earnings (loss) before cumulative effect of
      change in accounting principle                             3,086                (830)            11,005             (1,780)
Cumulative effect of change in accounting principle                  -                   -                 17                  -
                                                            ----------          ----------         ----------         ----------
    Net earnings (loss) after cumulative
        effect of change in accounting principle            $    3,086          $     (830)        $   11,022         $   (1,780)
                                                            ==========          ==========         ==========         ==========


Production Summary (excluding premiums paid):                   For the Three Months Ended,              For the Year Ended,
---------------------------------------------                           December 31,                          December 31,
                                                            -----------------------------------    ---------------------------------
                                                               2001      %         2000      %        2001      %        2000     %
Volume by product:                                          ----------          ----------         ----------         ----------
   Fixed rate                                               $  401,218   41     $  471,096   76    $1,570,225   50    $1,539,741  74
   Adjustable rate                                             562,663   58        132,547   21     1,541,329   49       487,346  23
   Second trust deeds                                           13,195    1         17,587    3        43,074    1        51,737   2
                                                            ----------          ----------         ----------         ----------
Total loan production                                       $  977,076          $  621,230         $3,154,628         $2,078,824
                                                            ==========          ==========         ==========         ==========
Volume by channel:
   Correspondent acquisitions                               $  715,645   73     $  519,881   84    $2,383,018   76    $1,731,351  83
   Wholesale and retail originations                           192,862   20        101,349   16       683,060   22       276,190  13
   Bulk acquisitions                                                 -    0              -    0             -    0        71,283   3
   Novelle Financial Services                                   68,569    7              -    0        88,550    3             -   0
                                                            ----------          ----------         ----------         ----------
Total loan production                                       $  977,076          $  621,230         $3,154,628         $2,078,824
                                                            ==========          ==========         ==========         ==========
Volume by purpose:
   Purchase                                                 $  565,496   58     $  474,168   76    $1,938,715   61    $1,675,893  81
   Refinance                                                   411,580   42        147,062   24     1,215,913   39       402,931  19
                                                            ----------          ----------         ----------         ----------
Total loan production                                       $  977,076          $  621,230         $3,154,628         $2,078,824
                                                            ==========          ==========         ==========         ==========
Volume by prepayment penalty:
   With prepayment penalty                                  $  650,504   67     $  384,082   62    $2,058,746   65    $1,104,154  53
   Without prepayment penalty                                  326,572   33        237,148   38     1,095,882   35       974,670  47
                                                            ----------          ----------         ----------         ----------
Total loan production                                       $  977,076          $  621,230         $3,154,628         $2,078,824
                                                            ==========          ==========         ==========         ==========